EXHIBIT 11.1

                                      EMCON
                         COMPUTATION OF INCOME PER SHARE
                      (In thousands except per share data)

                                                                                 Three months ended              Six months ended
                                                                                      June 30,                       June 30,
                                                                                1997           1996            1997           1996
                                                                                ----           ----            ----           ----

Net income .........................................................          $  494          $  365          $1,185          $  399
   Proforma interest income related to modified
   treasury stock method ...........................................             N/A              57             N/A             116
                                                                              ------          ------          ------          ------

Adjusted net income ................................................          $  494          $  422          $1,185          $  515
                                                                              ======          ======          ======          ======

Weighted average number of common shares
   outstanding during the period ...................................           8,534           8,481           8,534           8,463

Common and common equivalent shares
   outstanding for the purpose of calculating
   primary net income per share ....................................           8,519             N/A           8,496             N/A
Common equivalent share from outstanding
   stock options using the modified treasury
   stock method ....................................................             N/A             716             N/A             779
Incremental shares to reflect full dilution (1) ....................              75               0              37               0
                                                                              ------          ------          ------          ------

Total shares for purposes of calculating diluted
   income per share (1) ............................................           8,594           9,197           8,533           9,242
                                                                              ======          ======          ======          ======

Primary income per share ...........................................          $ 0.06          $ 0.05          $ 0.14          $ 0.06
                                                                              ======          ======          ======          ======

Fully diluted income per share .....................................          $ 0.06          $ 0.05          $ 0.14          $ 0.06
                                                                              ======          ======          ======          ======


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(1)  This  calculation  is  submitted in  accordance  with  Regulation  S-K Item
     601(b)(11) although not required by footnote 2 to paragraph 14 to APB Opinion No. 15, because it results in dilution of less than 3%.




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